PROSPECTUS SUPPLEMENT NO. 3	Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated May 14, 2014)	Registration Statement No. 333-189937

32,311,015 Shares of Common Stock

BLUE EARTH, INC.

This Prospectus Supplement updates the Prospectus dated May 14, 2014 of Blue Earth, Inc. (the “Company”).  By unanimous written consent of the Board of Directors of Blue Earth, the Company has extended the expiration date of its Class A Warrants from July 31, 2014 to August 29, 2014.  The Class A Warrants are exercisable until August 29, 2014 at $3.00 for one share of common stock and one Class B Warrant.

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The date of this Supplement is July 31, 2014

This supplement is part of the Resale Prospectus

and must accompany the Resale Prospectus.